                                                                    EXHIBIT 10.3


                       SALE AND PARTICIPATION AGREEMENT


                                    between


                            CHESAPEAKE GOTHIC CORP.


                                      and


                          GOTHIC ENERGY CORPORATION,


                         GOTHIC ENERGY OF TEXAS, INC.


                                      and


                           GOTHIC PRODUCTION COMPANY







                           Effective March 31, 1998











                          SELF, GIDDENS & LEES, INC.
                           ATTORNEYS AND COUNSELORS
  2725 Oklahoma Tower . 210 Park Avenue . Oklahoma City, Oklahoma  73102-5604
             Telephone (405) 232-3001 . Telecopier (405) 232-5553

                                 TABLE OF CONTENTS



                                                                      Page
                                                                      ----



1.   Sale.............................................................  2
     1.1    Existing Acreage..........................................  2
     1.2    Related Interests.........................................  2
     1.3    Reconveyance Obligation...................................  3

2.   Additional Purchase Price........................................  3

3.   Initial Closing..................................................  3
     3.1    Closing Date..............................................  3
     3.2    Gothic Parties' Deliveries................................  3
     3.3    Chesapeake's Deliveries...................................  4
     3.4    Possession................................................  4
     3.5    Cost......................................................  4

4.   Representations and Warranties...................................  4
     4.1    Organization, Good Standing, Etc..........................  4
     4.2    Authority.................................................  5
     4.3    No Assumption of Obligations..............................  5
     4.4    Absence of Liabilities....................................  5
     4.5    Contracts.................................................  5
     4.6    Consents and Approvals....................................  6
     4.7    Litigation................................................  6
     4.8    Title.....................................................  6
     4.9    Oil and Gas Leases in Good Standing.......................  7
     4.10   Taxes.....................................................  7
     4.11   Contracts, Consents and Preferential Rights...............  7
     4.12   Environmental and Safety Matters..........................  7
     4.13   Payout and Gas Balancing..................................  8
     4.14   Affiliate Transactions....................................  8
     4.15   Full Disclosure...........................................  8

5.   Chesapeake's Representations and Warranties......................  8

6.   Covenants........................................................  9
     6.1    Access to Information.....................................  9
     6.2    Inspection................................................  9
     6.3    Consents..................................................  9
     6.4    Conditions................................................  9
     6.5    Subordination.............................................  9
     6.6    Title and Information..................................... 10

7.   Gothic Party Acquisitions........................................ 10
     7.1    Existing Agreements....................................... 11

     7.2    Acquisition Acreage Option................................ 11
     7.3    Acquisition Acreage....................................... 12
     7.4    Acquisition Costs......................................... 12
     7.5    Acquisition Closings...................................... 12

8.   Chesapeake AMI Acquisitions...................................... 13
     8.1    Gothic Parties' Option.................................... 13
     8.2    Definitions............................................... 14
     8.3    Acquisition Closings...................................... 14

9.   Lease Maintenance................................................ 14
     9.1    Maintenance............................................... 14
     9.2    Renewals; Re-leasing...................................... 15

10.  Development...................................................... 15
     10.1   Proposed Well Information................................. 15
     10.2   Participation Election.................................... 16
     10.3   Resubmissions............................................. 16
     10.4   Operations................................................ 17
     10.5   Third Party Wells......................................... 17
     10.6   Limitations............................................... 18

11.  Chesapeake's Conditions Precedent................................ 18

12.  Gothic Parties' Conditions Precedent............................. 19

13.  Default; Remedy.................................................. 20

14.  Term............................................................. 20

15.  Confidentiality.................................................. 21

16.  Audits, Access and Information................................... 21

17.  Gothic Parties' Indemnification.................................. 21

18.  Chesapeake's Indemnification..................................... 22

19.  No Partnership................................................... 22

20.  Miscellaneous.................................................... 22
     20.1   Notices................................................... 22
     20.2   Entire Agreement.......................................... 23
     20.3   Binding Effect............................................ 23
     20.4   Severability.............................................. 23
     20.5   Counterpart Execution..................................... 23

     20.6   Survival.................................................. 24
     20.7   Assignment................................................ 24
     20.8   Governing Law............................................. 24
     20.9   Construction.............................................. 24
     20.10  Memorandum of Agreement................................... 24
     20.11  Press Release............................................. 24

                       SALE AND PARTICIPATION AGREEMENT
                       --------------------------------



  THIS AGREEMENT is entered into effective the 31st day of March, 1998, between CHESAPEAKE GOTHIC CORP., an Oklahoma corporation ("Chesapeake"), and GOTHIC ENERGY CORPORATION, an Oklahoma corporation ("Gothic"), GOTHIC ENERGY OF TEXAS, INC., an Oklahoma corporation ("Gothic Texas"), and GOTHIC PRODUCTION COMPANY, an Oklahoma corporation ("Gothic Production").


                             W I T N E S S E T H :


  WHEREAS, Gothic and Chesapeake Energy Corporation, an Oklahoma corporation, entered into that certain letter of intent dated March 18, 1998 (the "Letter of Intent"), in order to provide funding to allow the Gothic Parties to fund the development of the Gothic Parties' oil and gas interests (the "Financing Transaction") by: (i) issuing Gothic preferred stock to Chesapeake (the "Preferred Stock"), (ii) issuing warrants for Gothic common stock to Chesapeake,
(iii) conveying to Chesapeake fifty percent (50%) of the Gothic Parties' oil and gas assets in the Arkoma Basin and (iv) conveying to Chesapeake fifty percent (50%) of the Gothic Parties' undeveloped oil and gas assets in the Participation Area;

  WHEREAS, Gothic, Gothic Texas and Gothic Production together with various affiliate corporations, partnerships, limited liability companies and other entities (jointly and severally the "Gothic Parties") own as of the date of this Agreement interests in oil, gas and mineral leases (the "Existing Acreage") covering lands located in whole or in part in Oklahoma, Texas, New Mexico, Arkansas and Kansas including, without implied limitation, the oil, gas and mineral leases described at Schedule "A" attached as a part hereof;

  WHEREAS, as part of the Financing Transaction and subject to the terms and conditions of this Agreement, Chesapeake has agreed to acquire and Gothic has agreed to convey to Chesapeake on the terms set forth in this Agreement an undivided fifty percent (50%) interest in the Existing Acreage, the Related Interests (as hereinafter defined) and the Acquisition Acreage (as hereinafter defined); and

  WHEREAS, Gothic and Chesapeake also desire to provide for the development of all of the Existing Acreage, the Related Interests and the Acquisition Acreage (collectively, the "Gothic Interests") covering lands (the "Participation Area") located in whole or in part in Oklahoma, Texas, New Mexico, Arkansas and Kansas, but excluding lands described as the Pecos Slope Acreage as outlined in the plat at Schedule "B" attached hereof.

  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Sale. The purchase and sale of the Existing Acreage and the Related Interests will be consummated on the following terms:

     1.1 Existing Acreage. The Gothic Parties agree to sell and Chesapeake agrees to purchase an undivided fifty percent (50%) interest of the Gothic Parties' right, title and interest in and to the Existing Acreage as of the date of this Agreement less and except: (a) the interest of the Gothic Parties in any existing wellbore which on the date of the Letter of Intent was producing oil and gas in commercial quantities which interest includes oil, gas and other hydrocarbons produced from such well bore and any revenue related thereto; (b) the interest of the Gothic Parties in the wellbore of wells drilling and or completed as of the date of this Agreement which are listed at
          Schedule 1.1 attached as a part hereof which interest includes oil, gas and other hydrocarbons produced from such wellbore and any revenue related thereto; and (c) any Gothic Interest that is covered by that certain Oil and Gas Asset Purchase Agreement of even date herewith between Chesapeake and Gothic covering oil and gas interests in the Arkoma Basin (the "Arkoma Purchase Agreement"). Notwithstanding the foregoing, the Gothic Parties agree to convey to Chesapeake a non-exclusive easement to utilize for the further development of the Gothic Interests any such producing wellbore that the Gothic Parties intend to plug or abandon. For purposes of this Agreement a well will be deemed to be "producing oil and gas in commercial quantities" if such well has produced or is capable of producing oil and gas in sufficient quantities to yield a return in excess of lifting expenses for the ninety (90) days prior to the determination date.

     1.2 Related Interests. The Gothic Parties agree to sell and Chesapeake agrees to purchase an undivided fifty percent (50%) interest of the Gothic Parties' right, title and interest in and to any Related Interests as of the date of this Agreement less and except: (a) any interest of the Gothic Parties in any wellbore which on the date of the Letter of Intent was producing oil and gas in commercial quantities which interest includes oil, gas and other hydrocarbons produced from such well bore and any revenue related thereto; (b) the interest of the Gothic Parties in the wellbore of wells drilling and or completed as of the date of this Agreement which are listed at
          Schedule 1.1 attached as a part hereof which interest includes oil, gas and other hydrocarbons produced from such wellbore and any revenue related thereto; and (c) any Gothic Interest that is covered by the Arkoma Purchase Agreement. For purposes of this Agreement "Related Interests" means a non-cost bearing interest in oil, gas and other hydrocarbons owned by the Gothic Parties on the date of this Agreement which covers lands located in whole or in part in: (a) a governmental production unit containing Existing Acreage; and (b) lands covered by the Existing Acreage. The term Related Interests also includes, without implied limitation, mineral interests, royalty interests, overriding royalty interests, net profits interests, production payments, any such interests acquired from Amoco Production Company under that certain Purchase and Sale Agreement with Gothic dated November 24, 1997 (the "Amoco Agreement"), and the interests described at Schedule "1.2" attached as a part hereof.

     1.3 Reconveyance Obligation. Effective on April 30, 2003, (the "Reconveyance Date"), Chesapeake hereby agrees to reconvey to the Gothic Parties any Gothic Interests conveyed to Chesapeake under paragraphs 1.1 or 1.2 of this Agreement other than the Gothic Interests that: (a) cover any lands included in a governmental production unit for a Proposed Well (as hereinafter defined) proposed prior to the Reconveyance Date and spudded prior to December 31, 2003;
          (b) cover any lands included in a governmental production unit for any well spudded after the date of this Agreement but prior to the Reconveyance Date; (c) were reconveyed to the Gothic Parties, sold by Chesapeake in accordance with this Agreement or farmed out by Chesapeake (or otherwise conveyed) in accordance with this Agreement prior to the Reconveyance Date; or (d) were acquired by Chesapeake pursuant to the Arkoma Purchase Agreement. To consummate the foregoing reconveyance Chesapeake will execute and deliver to the Gothic Parties an assignment in substantially the form at Schedule "1.3" attached as a part hereof and will warrant title by, through and under Chesapeake, but not otherwise. For purposes of this Agreement the term "governmental production unit" means the area of land as to which parties with interest therein are bound to share the minerals produced from a well on a specified basis and as to which those having the right to conduct drilling or mining operations therein are bound to share investment and operating costs on a specified basis. A governmental production unit may be formed by agreement or by order of an agency of the state or federal government empowered to do so and includes drilling units, spacing units, pooled units and proration units.

2. Additional Purchase Price. In addition to the Financing Transaction and any consideration relating thereto Chesapeake agrees to pay to the Gothic Parties as additional consideration for the Gothic Interests to be conveyed to Chesapeake the sum of Ten Million, Five Hundred Thousand Dollars ($10,500,000.00) (the "Additional Purchase Price"). The Additional Purchase Price will be paid by Chesapeake to the Gothic Parties on the Closing Date as hereinafter defined.

3. Initial Closing. Subject to the terms and conditions set forth in this Agreement, the Gothic Parties and Chesapeake agree that the purchase and sale of the Gothic Parties' interest in the Existing Acreage and the Related Interests will be consummated as follows:

     3.1 Closing Date. The sale will close on or before April 27, 1998 (the "Closing Date"). The closing will take place by wire transfer of funds and telefacsimile of documents with next day delivery of hard copies of closing documents.

     3.2 Gothic Parties' Deliveries. On the Closing Date the Gothic Parties will deliver or cause to be delivered: (a) special warranty assignments and conveyances in substantially the form of Schedule "3.2" attached as a part hereof conveying to Chesapeake the fifty percent (50%) interest in the Existing Acreage and the Related Interests; (b) any title curative documents required by this Agreement including, without implied limitation, the Subordination Agreement (as hereinafter defined); (c) any letters in lieu of transfer covering the interests to be assigned to Chesapeake and reasonably acceptable to Chesapeake; and (d) such additional documents as might be reasonably requested by Chesapeake. Where appropriate each of the foregoing documents will be duly executed, acknowledged and filed by Chesapeake.

     3.3 Chesapeake's Deliveries. On the Closing Date Chesapeake will: (a) pay the Additional Purchase Price in immediately available funds; and (b) deliver or cause to be delivered any documents reasonably requested by the Gothic Parties. Where appropriate each of the foregoing documents will be duly executed, acknowledged and filed by Chesapeake.

     3.4 Possession. Possession of the interests to be conveyed to Chesapeake in the Existing Acreage and the Related Interests together with unrestricted access to any information required to be provided under this Agreement will be provided to Chesapeake on the Closing Date, free from all parties claiming rights to possession of or having claims against such Gothic Interests arising by, through or under the Gothic Parties. Effective on the Closing Date, beneficial ownership and the risk of loss of the interests in the Existing Acreage and the Related Interests to be conveyed to Chesapeake under this Agreement will pass from the Gothic Parties to Chesapeake.

     3.5 Cost. The Gothic Parties will pay the following closing costs: (a) the Gothic Parties' attorneys' fees; (b) any investment banking fees incurred in connection with this transaction; (c) the cost of documentary stamps to be affixed to any deeds conveying title to Chesapeake; and (d) any other charge imposed for the transfer of any item comprising the Existing Acreage or the Related Interests. Chesapeake will pay only the following closing costs: (y) Chesapeake's attorneys' fees; and (z) the cost of recording all documents.

4. Representations and Warranties. As an inducement to Chesapeake to enter into this Agreement, the Gothic Parties represent and warrant to Chesapeake that as of the date of this Agreement and the Closing Date:

     4.1 Organization, Good Standing, Etc. Each of the Gothic Parties is a corporation duly organized, validly existing and in good standing under the laws of the state of the formation for such party and has the corporate power to own such party's property and to carry on such party's business as now being conducted. Each of the Gothic Parties has the power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each of the Gothic Parties is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the Gothic Interests are located. The Gothic Parties are not in default under or in violation of any provision of the Gothic Parties' certificates of incorporation or bylaws.

     4.2 Authority. Each of the Gothic Parties has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform the transactions contemplated by this Agreement. This Agreement is legal, valid and binding with respect to the Gothic Parties and is enforceable in accordance with its terms. On execution, delivery and performance of this Agreement in accordance with its terms, Chesapeake will acquire all of the Gothic Interests to be conveyed to Chesapeake free of all claims, liens, encumbrances and liabilities by, through or under the Gothic Parties including, without limitation, any mortgages, liens or security interests granted by the Gothic Parties in connection with the BancOne Loan (as hereinafter defined).

     4.3 No Assumption of Obligations. Except as set forth in Schedule "4.3" attached as a part hereof, the execution and consummation of this Agreement by Chesapeake will not obligate Chesapeake with respect to (or result in the assumption by Chesapeake of) any obligation of the Gothic Parties arising prior to the Closing Date under or with respect to, any liability, agreement or commitment relating to the Gothic Interests including, without implied limitation, any obligation to pay to or share with any third party any portion of the hydrocarbons attributable to the Gothic Interests to be conveyed to Chesapeake.

     4.4 Absence of Liabilities. Except as set forth in Schedule "4.4" attached as a part hereof: (a) the Gothic Parties have no debt, liability, obligation or commitment, absolute or contingent, known or unknown, relating to or connected with the Gothic Interests to be conveyed to Chesapeake; (b) neither Chesapeake nor the Gothic Interests will be subject to or liable for any claim, debt, liability, lien, encumbrance, obligation, guaranty, commitment or gas imbalance on the Closing Date; and (c) any such claims, debts, liabilities, obligations or commitments will be the sole responsibility of the Gothic Parties and the Gothic Parties hereby agree to indemnify and hold harmless Chesapeake from all such matters. The Gothic Parties have complied and will continue to comply with all applicable federal, state or local statutes, laws and regulations.

     4.5 Contracts. The Gothic Parties have delivered copies or provided unrestricted access to Chesapeake of true copies (or descriptions, in the case of oral agreements) of all of the contracts and agreements relating to the Gothic Interests, including, without limitation, all marketing and production sales contracts. Except as set forth in Schedule "4.5" attached as a part hereof, there are no other material contracts, commitments or agreements in effect related to the Gothic Interests that have not been disclosed to Chesapeake in writing including, without implied limitation, marketing or production sales contracts that will in any way prevent or hinder Chesapeake from taking in kind Chesapeake's share of production from the Gothic Interests and selling such production to the person selected by Chesapeake. Except as set forth in Schedule "4.5" attached as a part hereof: (a) such contracts and agreements are in full force and effect; (b) no event of default or event which would become an event of default with the giving of notice or passage of time has occurred; and (c) no condition presently exists which would give any party to any such contract the right to terminate such contract. There are no other material contracts, commitments or agreements in effect related to the Gothic Interests that have not been disclosed to Chesapeake in writing.

     4.6 Consents and Approvals. No notice to, filing with, or authorization, consent or approval of any governmental entity, person or other entity is necessary for the consummation of the transactions contemplated by this Agreement. The execution, delivery, performance and consummation of this Agreement does not and will not: (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which the Gothic Parties are a party or by which the Gothic Parties or the Gothic Interests are bound; (b) violate, conflict with or constitute a breach of any statute, regulation or judicial or administrative order, award, judgment or decree to which the Gothic Parties are a party or to which the Gothic Parties or the Gothic Interests are bound; or (c) result in the creation or imposition of any adverse claim or interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever, upon or affecting the Gothic Parties, the Gothic Interests or Chesapeake.

     4.7 Litigation. Except as disclosed in Schedule "4.7" attached as a part hereof, there is: (a) no action, suit or proceeding pending, threatened or contemplated against the Gothic Parties or the Gothic Interests; and (b) no proceeding, investigation, charges, audit or inquiry threatened or pending before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality which might result in an adverse effect on the Gothic Parties or the Gothic Interests. The Gothic Parties hereby agree to indemnify and hold harmless Chesapeake with respect to any and all litigation and proceedings including, without limitation, the matters described in Schedule "4.7."

     4.8 Title. Except as set forth in Schedule "4.8" attached as a part hereof, the Gothic Parties own, possess and hold good and defensible title beneficially and of record in and to the respective Gothic Interests free and clear of all claims, liens, encumbrances, conditions, gas imbalances, restrictions, calls on production, obligations to pay to or share with third parties any revenue or other matter adversely affecting the value or ownership of the Gothic Interests. All of the oil, gas and related interests of every kind and character owned by the Gothic Parties or any of the Gothic Parties' direct or indirect subsidiaries which are located in the Participation Area are described in Schedules "A" and "1.2" attached as a part hereof. There does not exist any lien, claim, encumbrance, restriction or other matter which might cause Chesapeake to not receive for its own account free and clear of all liens, claims and encumbrances the percentage of the fair market value of all hydrocarbons produced, saved or used from each of the Gothic Interests to be conveyed to Chesapeake.

     4.9 Oil and Gas Leases in Good Standing. Except as disclosed in Schedule "4.9" attached as a part hereof: (a) to the best of the Gothic Parties' knowledge all oil and gas leases which were acquired by the Gothic Parties under the Amoco Agreement are in full force and effect, and the Gothic Parties are not in default thereunder; and (b) all other oil and gas leases which are material singly or in the aggregate are in full force and effect, and the Gothic Parties are not in default thereunder.

     4.10 Taxes. All ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property comprising the Gothic Interests or the production or removal of hydrocarbons or the receipt of proceeds therefrom have been timely paid when due and are not in arrears.

     4.11 Contracts, Consents and Preferential Rights. The Gothic Parties have described in Schedule "4.11" attached as a part hereof: (a) all partnership, joint venture, farmin/farmout, dry hole, bottom hole, acreage contribution, area of mutual interest, purchase and/or acquisition agreements of which any terms remain executory which materially affect the Gothic Interests; (b) all other executory contracts to which the Gothic Parties are a party which materially affect any item of the Gothic Interests; (c) all governmental or court approvals and third party contractual consents required in order to consummate the transactions contemplated by this Agreement; (d) all agreements pursuant to which third parties have preferential rights or similar rights to acquire any portion of the Gothic Interests upon the sale contemplated by this Agreement; and (e) all other contracts and agreements which are in any single case or in the aggregate of material importance to the Gothic Interests.

     4.12 Environmental and Safety Matters. Except as set forth in Schedule "4.12" attached as a part hereof and insofar as it pertains to the Gothic Inter ests:

          4.12.1 The Gothic Parties are not aware, and have not received notice from any person, entity or governmental body, agency or commission, of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property that: (a) interferes with or prevents compliance or continued compliance by the Gothic Parties (or by Chesapeake after the Closing Date) with any United States, state or local law, regulation, code or ordinance or the terms of any license or permit issued pursuant thereto; or (b) gives rise to or results in any common law or other liability of the Gothic Parties to any person, entity or governmental body, agency or commission for damage or injury to natural resources, wildlife, human health or the environment which would have a material adverse effect on the Gothic Parties in each case.

          4.12.2 The Gothic Parties are not aware of any civil, criminal or administrative action, lawsuit, demand, litigation, claim, hearing, notice of violation, investigation or proceeding, pending or threatened, against the Gothic Parties or the operator of any of the lands, facilities, assets and properties owned or formerly owned, operated, leased or used by the Gothic Parties as a result of the violation or breach of any federal, state or local law, regulation, code or ordinance or any duty arising at common law to any person, entity or governmental body, singly or in the aggregate, which if determined adversely would have a material adverse effect on the Gothic Parties.

     4.13 Payout and Gas Balancing. Schedule "4.13" attached as a part hereof, contains a complete and accurate list of: (a) the status of any "payout" balance as of December 31, 1997, for each of the Gothic Interests that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event, other than cessation of production); and (b) all over or under gas imbalances relating to the Gothic Interests as of December 31, 1997.

     4.14 Affiliate Transactions. There are no transactions affecting any of the Gothic Interests between the Gothic Parties and any of the Gothic Parties' affiliates, except as set forth in Schedule "4.14" attached as a part hereof.

     4.15 Full Disclosure. This Agreement, any schedule referenced in or attached to this Agreement, any document furnished to Chesapeake under this Agreement and any certification furnished to Chesapeake under this Agreement does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the statements made, in the circumstances under which they were made, not misleading. To the best knowledge of each Seller all of the representations, warranties and covenants in this Agreement: (a) are true and correct as of the date made; (b) will be true and correct as of the Closing Date; and (c) will survive and not be waived, discharged, released, modified, terminated or affected by any due diligence by Chesapeake.

5. Chesapeake's Representations and Warranties. Chesapeake is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite corporate power and authority to own, lease, and operate its properties and to conduct its business as now being conducted. Chesapeake has full corporate power and authority to execute, deliver and perform this Agreement.

6.   Covenants. The parties agree to perform the following prior to the Closing
Date:

     6.1 Access to Information. During the period commencing on the date of this Agreement and ending on the Closing Date, the Gothic Parties will afford Chesapeake and Chesapeake's authorized representatives full access during normal business hours to the properties, books, records, employees, accountants and lawyers of the Gothic Parties to make such investigation as Chesapeake desires regarding the Gothic Interests and furnish such financial, operating data, information and responses as Chesapeake might reasonably request with respect to the Gothic Interests.

     6.2 Inspection. Prior to the Closing Date Chesapeake will conduct such investigation and inspection with respect to the Gothic Interests as Chesapeake deems appropriate. If Chesapeake determines in good faith that the Gothic Interests are unsatisfactory for any reason whatsoever, Chesapeake will provide written notice to the Gothic Parties setting forth Chesapeake's objections. The Gothic Parties agree to use the Gothic Parties' best efforts to satisfy Chesapeake's objections.

     6.3 Consents. The parties will use their best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Gothic Parties as are necessary for the consummation of the transactions contemplated by this Agreement. However, no contract will be amended to increase the amount payable thereunder and no burden to the Gothic Parties or Chesapeake will be increased to obtain any consent, approval or authorization.

     6.4 Conditions. The Gothic Parties and Chesapeake will use their respective best efforts to cause the conditions in paragraphs 11 and 12 to be satisfied.

     6.5 Subordination. Certain lenders have extended or will extend credit to the Gothic Parties which is secured by one (1) or more mortgages, liens, security interests and encumbrances covering all or part of the Gothic Interests, including, without implied limitation, the credit extended pursuant to that certain Third Amended and Restated Credit Agreement between the Gothic Parties and BancOne, N.A. dated March 30, 1998 (the "BancOne Loan") and the notes to be issued by the Gothic Parties as a condition precedent under paragraph 4.1(j) of the Securities Purchase Agreement. The Gothic Parties hereby agree as follows with respect to the BancOne Loan and any other loan secured by the Gothic Interests: (a) any and all mortgages, liens, security interests or other encumbrances granted in connection with or securing the BancOne Loan or any other loan will be terminated and released with respect to any Gothic Interest to be assigned or conveyed to Chesapeake in connection with this Agreement on or before the date such Gothic Interest is conveyed to Chesapeake; (b) the Gothic Parties will cause to be delivered and executed on or before the Closing Date a subordination agreement (the "Subordination Agreement") in form and substance satisfactory to Chesapeake subordinating any claim, mortgage, lien, security interest or other encumbrance on the Gothic Interests to be conveyed to Chesapeake after the Closing Date securing the BancOne Loan or any other loan to the Chesapeake Claims; and (c) the Gothic Parties will take such commercially reasonable actions as might be requested by Chesapeake to ensure that all amounts owing by the Gothic Parties with respect to any well drilled on the Gothic Interests will be paid in full in accordance with this Agreement and any related agreements. For purposes of this Agreement "Chesapeake Claims" means any interest in or claim against the Gothic Parties or the Gothic Interests which is owned or claimed by Chesapeake including, without implied limitation, any ownership interest in the Gothic Interests, any right to acquire one (1) or more of the Gothic Interests and any interest or amounts claimed by Chesapeake or any other person with respect to the acquisition, ownership or development of the Gothic Interests whether as operator or owner.

     6.6 Title and Information. During the term of this Agreement the Gothic Parties agree to provide to Chesapeake unrestricted access to and permit Chesapeake to make copies of the following (whether in paper or computerized form): (a) all title information relating to the Gothic Interests which is in the possession of or available to the Gothic Parties; (b) any additional title information relating to the Gothic Interests, if as and when obtained by or made available to the Gothic Parties; and (c) any technical information relating to the Gothic Interests which is in the possession of or available to the Gothic Parties including, without implied limitation, geological, seismic, engineering and land information, data, records or files. The Gothic Parties will convey title to the Gothic Interests free and clear from all liens, security interests and mortgages securing the BancOne Loan or any other loans or liabilities and will warrant title by, through or under the Gothic Parties but not otherwise. The Gothic Parties agree that none of the Gothic Interests will be subject to any overriding royalty interests in favor of the Gothic Parties or their respective affiliates, employees or consultants. As used in this
          Agreement: (i) "affiliate" means, as to any person, each officer or director of such person and each other person that directly or indirectly (through one (1) or more intermediaries) controls, is controlled by or is under common control with such person; and (ii) "person" means an individual, corporation, partnership, limited liability company, association, joint stock company, trust, associate (as defined in regulations promulgated by the Securities and Exchange Commission) or other legally recognizable entity.

7. Gothic Party Acquisitions. Chesapeake and the Gothic Parties agree to the creation of the Participation Area and the right of Chesapeake to participate in future acquisitions on the following terms:

     7.1  Existing Agreements. The Gothic Parties represent and warrant that:
          (a) the Existing Acreage and the Related Interests constitute all oil, gas and mineral interests owned by the Gothic Parties in the Participation Area as of the date of this Agreement; (b) except as disclosed in Schedule "7.1" attached as a part hereof the Gothic Parties have not entered into, are not parties to or in any way subject to any option, participation agreement, area of mutual interest agreement or similar agreement which burdens any acreage within the Participation Area as of the date hereof; and (c) except in connection with a third party farmin (which applies only to the acreage being acquired under such farmin agreement) the Gothic Parties will not enter into any option, participation agreement, area of mutual interest agreement or similar agreement covering the Participation Area which has an adverse effect on Chesapeake or any of Chesapeake's rights or benefits under this Agreement. Notwithstanding the foregoing, the Gothic Parties and Chesapeake hereby agree that the Pecos Slope Acreage is excluded from the Participation Area and will not be governed by or subject to the provisions of this Agreement.

     7.2 Acquisition Acreage Option. The Gothic Parties hereby grant to Chesapeake the option to purchase up to an undivided fifty percent (50%) interest in all Acquisition Acreage acquired or to be acquired by the Gothic Parties after the date hereof. If during the term of this Agreement the Gothic Parties or any affiliate of the Gothic Parties (a) enter into a definitive purchase and sale agreement, contract, lease or other agreement providing for the acquisition of any Acquisition Acreage; (b) have the right to acquire Acquisition Acreage including, without implied limitation, any right under any joint operating agreement, any unitization order or agreement, any forced pooling order, area of mutual interest agreement or any other agreement or order, or (c) actually acquires Acquisition Acreage for which a prior notice has not been provided to Chesapeake, then the Gothic Parties will give written notice to Chesapeake of such acquisition within ten (10) days after such agreement is executed and the earnest money deposit, if any, is paid by the Gothic Parties (an "Acquisition Notice"). The Acquisition Notice will set forth and include: (a) the location of all of the Acquisition Acreage as reflected on an accompanying plat; (b) an itemized statement of Acquisition Costs (as hereinafter defined) and amount of acreage covered by the Acquisition Notice; (c) the date of the acquisition and a copy of any letters of intent, purchase contracts, agreements, mineral leases and assignments; (d) all of the terms of such acquisition (including leasehold burdens and drilling commitments);
          (e) all title information in the possession of or available to the Gothic Parties; (f) all seismic, geological or engineering information relating to such Acquisition Acreage which is in the possession of or available to the Gothic Parties; and (g) any other information reasonably requested by Chesapeake. The foregoing information will be made available to Chesapeake for review and photocopying. At Chesapeake's option, to be exercised within fifteen (15) days after receipt of a complete Acquisition Notice, Chesapeake will have the right to acquire up to an undivided fifty percent (50%) interest in the Acquisition Acreage acquired or to be acquired by the Gothic Parties. The purchase price (the "Acquisition Price") for the Acquisition Acreage to be acquired by Chesapeake will be the amount equal to the portion of the Acquisition Costs equal to the percentage of the Acquisition Acreage which Chesapeake elects to acquire under this paragraph 7.2.

     7.3 Acquisition Acreage. As used in this Agreement "Acquisition Acreage" will mean and include any and all right, title or interest acquired by the Gothic Parties in any manner (whether owned directly, indirectly, beneficially or otherwise) in and to the following property, contractual or other interests located in whole or in part within the Participation Area: (i) any right of, contract for or lease for the development and/or production of oil, gas and other hydrocarbons including, without limitation, leasehold interests, working interests, net revenue interests, overriding royalty interests, net profits interests and production payments; (ii) any mineral, royalty or non-participating royalty interests; (iii) any interests of the type described in (i) or (ii) which may be earned or acquired by conducting drilling, seismic or other operations or activities; and (iv) any ownership interest in, indebtedness of and any option or other right to acquire any of the foregoing in any person which owns any of the foregoing interests in oil, gas and other hydrocarbons which are located in whole or in part in the Participation Area including, without implied limitation, any stock in any person, any membership interests in partnerships or limited liability companies or interests in business trusts.

     7.4 Acquisition Costs. As used in this Agreement "Acquisition Costs" means the sum of the amounts paid to unaffiliated third parties for: (a) leases or interests in oil and gas, including, but not limited to bonuses, brokers' commissions, geological consulting fees, engineering fees and the costs of any equipment or other assets purchased in conjunction with the acquisition of such leases; (b) title insurance or title examination costs, filing fees, recording costs, transfer taxes, if any, and like charges in connection with the acquisition of such leases; and (c) geological, geophysical, seismic, land, engineering, drafting, accounting, legal and other like costs and expenses incurred in connection with the acquisition of such leases. As soon as practical after delivery of an Acquisition Notice, but in any event not later than five (5) business days prior to the payment of the Acquisition Price by Chesapeake, the Gothic Parties will deliver to Chesapeake documentation supporting the calculation of the Acquisition Costs for verification by Chesapeake.

     7.5 Acquisition Closings. In the event Chesapeake elects to acquire all or part of the Acquisition Acreage covered by an Acquisition Notice, within fifteen (15) days after Chesapeake provides the notice of its election to participate (or the next business day, if such day does not fall on a business day) the acquisition will be closed by Chesapeake paying the Acquisition Price for such Acquisition Acreage and the Gothic Parties assigning to Chesapeake the Acquisition Acreage to be acquired by Chesapeake by delivering an assignment in substantially the form attached at Schedule "7.5" attached as a part hereof. Chesapeake will record such assignment with appropriate governmental authorities at Chesapeake's expense. If the Gothic Parties are waiting on a farmout or third party assignment, the Gothic Parties will make the assignment to Chesapeake within twenty (20) days after the Gothic Parties receive such farmout or assignment or at Chesapeake's request direct such assignment to be made by the seller of the Acquisition Acreage directly to Chesapeake.

8. Chesapeake AMI Acquisitions. Chesapeake and the Gothic Parties agree to the creation of the area of mutual interest (the "Chesapeake AMI") covering the Gothic Parties' current 3D seismic projects in Oklahoma in the East Cement Field, the West Cement Field, the Coyote Hill Prospect, the Northern Canadian Prospect and the Calumet Prospects as outlined at Schedule "8" attached as a part hereof and the right of the Gothic Parties to participate in future acquisitions on the following terms:

     8.1 Gothic Parties' Option. Chesapeake hereby grants to the Gothic Parties as a group the option to purchase up to an undivided fifty percent (50%) interest in Chesapeake Acreage (as hereinafter defined) to be acquired by Chesapeake pursuant to an agreement entered into with an unaffiliated third party after the Closing Date reduced by any existing or future area of mutual interest agreement which Chesapeake enters into with an unaffiliated third party covering all or part of the Chesapeake Acreage. If Chesapeake or any affiliate of Chesapeake enters into a definitive agreement or contract during the term of this Agreement providing for the acquisition of any Chesapeake Acreage in the Chesapeake AMI, Chesapeake will give written notice to the Gothic Parties of the acquisition within ten (10) days after such agreement is executed and the earnest money deposit, if any, is paid by Chesapeake (a "CGC Acquisition Notice"). The CGC Acquisition Notice will set forth and include: (a) the location of all of the Chesapeake Acreage as reflected on an accompanying plat; (b) an itemized statement of CGC Acquisition Costs (as hereinafter defined) and amount of acreage covered by the CGC Acquisition Notice; (c) the date of the acquisition and a copy of any letters of intent, purchase contracts, agreements, mineral leases and assignments; (d) all of the terms of such acquisition (including leasehold burdens and drilling commitments); (e) all title information in the possession of or available to Chesapeake; and (f) and any other information reasonably requested by the Gothic Parties. The foregoing information will be made available to the Gothic Parties for review and photocopying. At the Gothic Parties' option, to be exercised within fifteen (15) days after receipt of each CGC Acquisition Notice, the Gothic Parties will have the right to acquire up to an undivided fifty percent (50%) interest in the Chesapeake Acreage acquired by Chesapeake as reduced by any existing or future area of mutual interest agreement which Chesapeake enters into with an unaffiliated third party covering all or part of the Chesapeake Acreage. The purchase price (the "Gothic Price") for the Chesapeake Acreage to be acquired by the Gothic Parties will be the amount equal to the portion of the CGC Acquisition Costs equal to the percentage of the Chesapeake Acreage which the Gothic Parties elect to acquire under this paragraph 8.1.

     8.2 Definitions. As used in this Agreement "Chesapeake Acreage" will mean and include any and all right, title or interest acquired by Chesapeake or Chesapeake's affiliates in and to the following undeveloped interests in oil and gas located within the Chesapeake
          AMI: (a) any contract or lease for the development and/or production of oil, gas and other hydrocarbons including, without limitation, leasehold interests, working interests, net revenue interests, overriding royalty interests, net profits interests and production payments; (b) any mineral, royalty or non-participating royalty interests; and (c) any interests of the type described in (a) or (b) which may be earned or acquired by conducting drilling, seismic or other operations or activities. To qualify as Chesapeake Acreage the oil and gas interest (x) must be a direct undeveloped interest in oil and gas rather than an interest in a person, (y) cannot lie within the governmental production unit for a well producing oil and gas in commercial quantities in which Chesapeake is acquiring an interest in the same transaction and (z) must be acquired by Chesapeake directly from the landowner or from a person or company selling the oil and gas interest in the ordinary course of business pursuant to a farmout arrangement or pursuant to a pooling order entered by the appropriate governmental authority. As used in this Agreement "CGC Acquisition Costs" means any Acquisition Costs incurred by Chesapeake in the acquisition of Chesapeake Acreage.

     8.3 Acquisition Closings. In the event the Gothic Parties elect to acquire all or part of the Chesapeake Acreage covered by a CGC Acquisition Notice, within fifteen (15) days after the Gothic Parties provide their election to participate (or the next business day, if such day does not fall on a business day) the acquisition will be closed by the Gothic Parties paying the Gothic Price for such Chesapeake Acreage and Chesapeake assigning to the Gothic Parties the Chesapeake Acreage to be acquired by the Gothic Parties by delivering an assignment in substantially the form attached at Schedule "8.3" attached as a part hereof. The Gothic Parties will record such assignment with the appropriate governmental authorities at the Gothic Parties' expense. If Chesapeake is waiting on a farmout or third party assignment, Chesapeake will make the assignment to the Gothic Parties within twenty (20) days after Chesapeake receives such farmout or assignment or at the Gothic Parties' request direct such assignment to be made by the seller of the Chesapeake Acreage directly to the Gothic Parties.

9. Lease Maintenance. During the term of this Agreement, except as otherwise provided herein, the Gothic Parties agree to maintain the Existing Acreage, the Related Interests and the Acquisition Acreage as follows:

     9.1 Maintenance. The Gothic Parties agree to take the actions necessary to maintain the oil and gas leases covering the Existing Acreage, the Related Interests and the Acquisition Acreage in which Chesapeake and the Gothic Parties own an interest in full force and effect for the respective terms thereof, including, without implied limitation, payment of delay rentals, taxes and other reasonable expenses (collectively, the "Maintenance Expenses") necessary to maintain the rights of Chesapeake and the Gothic Parties under the Existing Acreage, the Related Interests and the Acquisition Acreage. Not less than sixty (60) days prior to the date the Maintenance Expenses are due, the Gothic Parties will inform Chesapeake whether the Gothic Parties are going to take the actions necessary to maintain such Existing Acreage, Related Interests or Acquisition Acreage. In the event the Gothic Parties notify Chesapeake of the Gothic Parties' intent to take the actions necessary to maintain the Existing Acreage, the Related Interests or the Acquisition Acreage, within twenty (20) days after receipt of an invoice therefor, Chesapeake will: (a) pay to the Gothic Parties an amount equal to Chesapeake's proportionate share of such Maintenance Expenses based on Chesapeake's percentage ownership of the affected Existing Acreage, Related Interests and Acquisition Acreage; or (b) assign all of Chesapeake's interest in such Existing Acreage, Related Interests and Acquisition Acreage to the Gothic Parties pursuant to the form of assignment at Schedule "9.1A" attached as a part hereof. In the event the Gothic Parties decide not to maintain any Existing Acreage, Related Interests or Acquisition Acreage, within twenty (20) days after written request by Chesapeake, the Gothic Parties will assign all of the Gothic Parties' interest in such Existing Acreage, Related Interests or Acquisition Acreage to Chesapeake pursuant to the form of assignment at Schedule "9.1B" attached as a part hereof.

     9.2 Renewals; Re-leasing. If prior to the reconveyance by Chesapeake under paragraph 1.3 of this Agreement any of the Existing Acreage, the Related Interests or Acquisition Acreage is renewed or any of the acreage covered thereby is re-leased by the Gothic Parties, the Gothic Parties will offer Chesapeake its pro rata share thereof at a price equal to the Acquisition Costs for such renewal or re-leasing.

10. Development. The Gothic Parties and Chesapeake agree to jointly develop and operate the Existing Acreage, the Related Interests and the Acquisition Acreage on the terms and conditions set forth in this paragraph 10. From time to time during the term of this Agreement, either Chesapeake or the Gothic Parties (the "Proposing Party") may by written notice to the other party: (a) designate a governmental production unit from the Existing Acreage and/or the Acquisition Acreage (a "Prospect"); and (b) subject to the limitations in paragraph 10.6 propose the drilling and completion of one (1) or more wells on such Prospect (a "Proposed Well").

     10.1 Proposed Well Information. With respect to each Proposed Well, the Proposing Party will deliver to the other party to this Agreement (the "Receiving Party") a Proposed Well information package with the notice which will include the following: a brief geological presentation, a map designating the Prospect, an AFE for the Proposed Well, signature pages for the joint operating agreement (the "Joint Operating Agreement") for the Proposed Well and signature pages for the Memorandum of Joint Operating Agreement. The Joint Operating Agreement will be in the form at Schedule "10.1" attached as a part hereof.

     10.2 Participation Election. The Receiving Party will notify the Proposing Party in writing whether the Receiving Party elects to participate in the Proposed Well with all or part of the Receiving Party's interest in any Existing Acreage, Related Interests and Acquisition Acreage within fifteen (15) days after receipt of the Proposed Well information package, unless otherwise extended in writing by the Proposing Party. If the Receiving Party elects to participate in the Proposed Well, the Receiving Party will deliver to the Proposing
          Party: (a) an executed Joint Operating Agreement signature page for such Proposed Well; (b) an executed AFE for such Proposed Well; and
          (c) an executed Memorandum of Joint Operating Agreement for such well which will be promptly filed by the Proposing Party in the appropriate governmental office. In the event the Receiving Party is a Gothic Party and the Gothic Party elects not to participate with all or part of the Existing Acreage, Related Interests or Acquisition Acreage retained by the Gothic Parties (the "Retained Interest") in any Proposed Well or fails to elect to participate within the required time period, the Gothic Parties will be deemed to have: (i) elected not to participate in the Proposed Well; and (ii) agreed to farmout all of the Retained Interest included in the Prospect for such Proposed Well to Chesapeake at a net revenue interest equal to the existing net revenue interest of such Gothic Party with no overriding royalty interest being retained by the Gothic Party. The acreage earned pursuant to any such farmout will be limited to the Retained Interest included in the governmental production unit for the Proposed Well as finally approved by the appropriate governmental authority and will be deemed earned on the earlier of the completion of such well as a producing well or the drilling of such well to the total proposed depth. The Gothic Parties agree to assign to Chesapeake the interest earned under the foregoing farmout within thirty (30) days after such interest is earned and to execute such additional documents as Chesapeake, as the Proposing Party, reasonable requests to evidence and convey any farmouts earned pursuant to this Agreement including an outright assignment to Chesapeake of such interest coupled with an obligation to reconvey such interest if such interest is not earned in accordance with this paragraph 10.2.

     10.3 Resubmissions. In the event the Proposed Well is not spudded within one hundred eighty (180) days following the Receiving Party's election, or deemed election, to participate or not participate therein, the Receiving Party's election under paragraph 10.2 will be voided and the Proposing Party will be required to repropose such Proposed Well in accordance with this paragraph 10.3. On such reproposal the Receiving Party will be entitled to make a new election under paragraph 10.2 of this Agreement.

     10.4 Operations. Except for the Proposed Wells in which Chesapeake elects not to participate or a well containing Gothic Interests for which a third party not affiliated with the Gothic Parties was previously appointed and is continuing to act as the operator, Chesapeake will be appointed the operator on all Proposed Wells pursuant to the Joint Operating Agreement and the parties agree to vote all of their interests in such Proposed Well for Chesapeake as operator. With respect to each Proposed Well in which the Gothic Parties have elected to participate with at least twenty-five percent (25%) of the Existing Acreage and Acquisition Acreage in the Retained Interest for such well, the Gothic Parties will have the right to provide a request for a resignation to Chesapeake within five (5) days after the later of the following to occur: (a) first sale of production from such Proposed Well; or (b) the completion of all proposed drilling and completion of the Proposed Well as a producing oil or gas well. If the Gothic Parties and Chesapeake have sufficient votes together to ensure that a Gothic Party will be appointed as the operator of such Proposed Well, Chesapeake agrees to resign as the operator of such Proposed Well on the appointment of such Gothic Party as the operator of the Proposed Well which resignation and appointment will be effective on the first day of the month following the satisfaction of all the foregoing conditions. The right of the Gothic Parties to require Chesapeake to resign as operator will in no event apply to any wells now or hereafter drilled or operated in the Townships 4N-19E, 4N-20E, 5N-19E and 5N-20E except for Sections 1-7 in Township 5N-19E in the Arkoma Basin. If the Gothic Party appointed as operator of a Proposed Well subsequently proposes to resign as the operator of such Proposed Well, the Gothic Parties agree to use the Gothic Parties' best efforts to cause Chesapeake or Chesapeake's designee to be appointed as successor operator including, without implied limitation, voting all of the Gothic Parties' interests in such Proposed Well for Chesapeake as successor operator.

     10.5 Third Party Wells. In the event an independent third party proposes a well in a governmental production unit that includes Retained Interests the Gothic Parties will within five (5) days after the Gothic Parties receive notice of the proposal provide written notice of the well proposal to Chesapeake and will, thereafter, notify Chesapeake in writing in not less than ten (10) days after the Gothic Parties receive the proposal if the Gothic Parties elect to participate in such third party well or elect not to participate in such third party well. For purposes of this Agreement the term Proposal includes any forced pooling action or other unitization by order of any governmental agency. In the event the Gothic Parties do not elect to participate with all or part of the Retained Interest in such well or fail to notify Chesapeake of the Gothic Parties' decision to participate within the required time period, the Gothic Parties will at Chesapeake's election be deemed to have agreed to farmout the Retained Interest included in the Prospect for such third party well to Chesapeake on terms no less favorable to Chesapeake than the terms the third party proposing the well offered to the Gothic Parties in the initial written well proposal. Notwithstanding the foregoing, a well will not be a third party proposed well and will be deemed a Proposed Well and subsequent to the farmout provisions at paragraph 10.2 of this Agreement if: (a) Chesapeake or the Gothic Parties propose the well in accordance with this Agreement prior to receipt of the written well proposal from a third party; (b) after the well is proposed by the third party Chesapeake or the Gothic Parties are or have the right to become the operator of the well; or (c) the well is proposed by the third party at the instigation of the Gothic Parties or Chesapeake. The acreage earned pursuant to any such farmout will be limited to the Retained Interest included in the governmental production unit for the third party well as finally approved by the appropriate governmental authority and will be deemed earned on the earlier of the completion of such Proposed Well as a producing well or the drilling of such Proposed Well to the total proposed depth. The Gothic Parties agree to execute such additional documents as Chesapeake reasonably requests, to assign to Chesapeake the interest earned under the foregoing farmout within thirty (30) days after such interest is earned and to execute such additional documents as Chesapeake, reasonably requests to evidence and convey any farmouts earned pursuant to this Agreement including an outright assignment to Chesapeake of such interest coupled with an obligation to reconvey such interest if such interest is not earned in accordance with this paragraph. The Gothic Parties agree to cooperate with Chesapeake in order to permit Chesapeake to exercise the rights under this paragraph 10.5 including providing notice to Chesapeake of the Gothic Parties' election not to participate in such well in sufficient time for Chesapeake to elect to acquire such interest under this paragraph 10.5.

     10.6 Limitations. The parties agree that the number of Proposed Wells to be proposed by Chesapeake under this paragraph 10 will be limited to the number of Proposed Wells proposed during such period under this paragraph 10 that result in a Gothic AFE Amount of not more than: (a) Fifteen Million Dollars ($15,000,000.00) during calendar year 1998; and (b) Twenty-five Million Dollars ($25,000,000.00) during calendar year 1999. The Gothic AFE Amount for any year will be equal to the cumulative sum of the following amounts for each Proposed Well proposed by Chesapeake to be drilled during such year: (y) the AFE for such Proposed Well, multiplied by (z) the Gothic Parties' percentage Retained Interest in such Proposed Well at the time the proposal is made by Chesapeake. Chesapeake will be entitled to withdraw a Proposed Well before such Proposed Well is spudded in order to substitute a different Proposed Well in order to minimize any adverse impact from this paragraph 10.6.

11. Chesapeake's Conditions Precedent. The obligation of Chesapeake to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to applicable law) on or before the Closing Date of each of the following conditions:

     11.1 No preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any regulatory body preventing consummation of the transactions contemplated by this Agreement;

     11.2 No action will have been commenced or threatened against the Gothic Parties, Chesapeake or any of their respective affiliates, associates, officers or directors seeking damages arising from, or to prevent or challenge the transactions contemplated by this Agreement;

     11.3 All representations and warranties of the Gothic Parties contained herein will be true and correct in all material respects;

     11.4 The Gothic Parties will have performed or satisfied as of the Closing Date all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Gothic Parties;

     11.5 All actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby will have been reasonably satisfactory to Chesapeake's counsel, including, without limitation, releases of any and all liens, claims, security interests or other encumbrances covering any of the Gothic Interests, and the Gothic Parties will have delivered such additional certificates and other documents as Chesapeake reasonably requests including, without limitation, such certificates of the Gothic Parties dated as of the Closing Date evidencing compliance with the conditions set forth in this paragraph 11;

     11.6 Chesapeake shall have received and reviewed all schedules to be provided by the Gothic Parties and such schedules shall not be materially different than reasonably anticipated by Chesapeake; and

     11.7  All of the transactions contemplated by the Arkoma Purchase
           Agreement and the Securities Purchase Agreement of even date herewith between the Gothic Parties and Chesapeake (the "Related Agreements") shall have been consummated on the terms and conditions set forth in the Related Agreements.

12. Gothic Parties' Conditions Precedent. The obligation of the Gothic Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part:

     12.1 No preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any governmental or regulatory body preventing consummation of the transactions contemplated by this Agreement;

     12.2 No action will have been commenced or threatened against the Gothic Parties, Chesapeake or any of their respective affiliates, associates, officers or directors seeking damages arising from, to prevent or to challenge the transactions contemplated by this Agreement;

     12.3 All representations and warranties of Chesapeake contained herein will be true and correct in all material respects;

     12.4 Chesapeake will have performed in all material respects all obligations, agreements and conditions contained in this Agreement to be performed or complied with by Chesapeake; and

     12.5 The Gothic Parties will have received such certificates of Chesapeake, dated the Closing Date, signed by officers of Chesapeake and others to evidence compliance with the conditions set forth in this paragraph 12.

     12.6 All of the transactions contemplated by the Related Agreements shall have been consummated on the terms and conditions set forth in the Related Agreements.

13. Default; Remedy. In the event that either party fails to perform such party's obligations hereunder (except as excused by the other party's default), the party claiming default will make written demand for performance. If the defaulting party fails to comply with such written demand within five (5) business days after receipt thereof, the non-defaulting party will have the option to waive such default or to exercise any other remedy available at law or in equity. The remedies provided by this Agreement are cumulative and will not exclude any other remedy to which a party might be entitled under this Agreement. In the event that a party elects to selectively and successfully enforce such party's rights under this Agreement, such action will not be deemed a waiver or discharge of any other remedy. During the pendency of any default or disputes, this Agreement will be deemed to be in full force and effect except with respect to information to be provided under paragraph 16 hereof which on a material default will be limited to the information required to be provided under the Joint Operating Agreement and drilling proposals as provided in this Agreement.

14. Term. Except as otherwise provided in this Agreement, the terms of this Agreement relating to the rights and obligations of the parties to offer to sell and to acquire interests in the Acquisition Acreage in the Participation Area under paragraph 7 hereof and interests in the Chesapeake Acreage in the Chesapeake AMI under paragraph 8 hereof will commence on March 31, 1998, and continue until April 30, 2003 (the "Termination Date"). The remaining terms of this Agreement relating to the Participation Area and the development of the Existing Acreage, the Related Interests and the Acquisition Acreage will continue until the earlier of the following to occur: (i) the development or expiration of all of the Existing Acreage, the Related Interests and the Acquisition Acreage; or (ii) the mutual agreement of the parties. Termination of this Agreement will not affect any rights, titles or interests of the Gothic Parties or Chesapeake in any Proposed Well for which drilling operations have been proposed, committed, commenced or completed or the obligation of the Gothic Parties or Chesapeake to fund such party's share of costs and make assignments with respect thereto pursuant to this Agreement. Notwithstanding the foregoing, any lease, contract or letter of intent entered into by the Gothic Parties prior to the Termination Date, will be offered to Chesapeake in accordance with the terms hereof.

15. Confidentiality. Until April 30, 2003, absent the other party's written consent, neither party to this Agreement, or any of its affiliates, successors or assigns, will release to any person, not an interest owner, any geological, geophysical, reservoir, engineering, production, title, cost or technical information pertaining to the progress, tests or results of any well or any other written or documentary proprietary information. Any announcements, news releases or disclosures of proprietary information to the public concerning the proposed or actual operations and/or actions taken or being considered pursuant to this Agreement will be made only after notification to the other party hereto. This confidentiality provision will not apply to: (a) reports to governmental agencies or others to which a party is required by law to disclose such information; (b) disclosures to reputable engineering firms, financial institutions, gas transmission companies or other bona fide potential purchasers of hydrocarbon reserves; (c) disclosures to other working interest owners or potential working interest owners or either party's or any such interest owner's respective advisors, consultants or potential funding sources; or (d) reports or disclosures to shareholders or pursuant to SEC regulations or guidelines; or (e) disclosures pursuant to existing exploration or area of mutual interest agreements to which one of the parties to this agreement are parties as of the date of this Agreement.

16. Audits, Access and Information. The Gothic Parties will provide Chesapeake reasonable access during normal business hours to information acquired in the course of performance of this Agreement, including relevant seismic information, if any, done for each Proposed Well. With respect to any Proposed Well, if any party makes or causes to be made logs, cores, formation tests, drill stem tests or production or other tests, each will promptly furnish the results thereof to the other party hereto. The Gothic Parties and Chesapeake will have access to any Proposed Well, including the derrick floor, at all reasonable times, but at the Gothic Parties' or Chesapeake's sole risk and expense, to witness all activities conducted by the operator of such well. Unless otherwise mutually agreed, the Gothic Parties and Chesapeake will have no less than twelve (12) operations meetings per calendar year. In addition, Chesapeake will have access to the Gothic Parties' personnel including, without implied limitation, any employees and consultants that provide services regarding land, geology, operations, finance, marketing and legal.

17. Gothic Parties' Indemnification. The Gothic Parties agree to defend, indemnify and hold harmless Chesapeake and its directors, officers, agents and employees (the "CGC Indemnified Parties") for, from and against all losses, diminution in value, damages, claims, liabilities, debts, obligations and expenses (including interest, reasonable legal fees, and expenses of litigation) in any way related to, arising from or connected with (whether known or unknown): (a) any of the Gothic Interests or the operation thereof and arising or related to the period before such Gothic Interest is assigned or conveyed to Chesapeake of record; (b) any of the Retained Interests and the operation or ownership thereof; (c) any of the wellbores or other interests and rights which are retained by the Gothic Parties and not assigned to Chesapeake; (d) any contractual liability or obligation assumed or entered into by the Gothic Parties prior to the date of this Agreement; and (e) any breach or default in performance by the Gothic Parties of any covenant or obligation set forth in this Agreement or any related document. In addition to the foregoing, the Gothic Parties will pay to the CGC Indemnified Parties interest on the amount of any loss, damage, claim, liability, debt, obligation or expense the payment of which is or becomes due to the CGC Indemnified Parties by the Gothic Parties, such interest to be at a floating rate of interest equal to the prime rate published from time to time in The Wall Street Journal. The remedies provided by this paragraph 18 are in addition to, and not in lieu of, such other remedies as may be available under applicable laws. Claims for indemnification will be paid by the Gothic Parties within ten

(10) days after notification thereof. At the election of the CGC Indemnified Parties the Gothic Parties agree to assume the defense of the CGC Indemnified Parties on terms and conditions reasonably acceptable to the CGC Indemnified Parties.

18. Chesapeake's Indemnification. Chesapeake agrees to defend, indemnify and hold harmless the Gothic Parties and their directors, officers, agents and employees (the "Gothic Indemnified Parties") for, from and against all losses, damages, claims, liabilities, debts, obligations and expenses (including interest, reasonable legal fees, and expenses of litigation) in any way related to, arising from or connected with (whether known or unknown): (a) any of the Gothic Interests conveyed to Chesapeake under this Agreement or the operation thereof and arising after such Gothic Interest is assigned or conveyed to Chesapeake of record; and (b) any breach of default in performance by Chesapeake of any covenant or obligation set forth in this Agreement or any related document. In addition to the foregoing, Chesapeake will pay to the Gothic Indemnified Parties interest on the amount of any loss, damage, claim, liability, debt, obligation or expense the payment of which is or becomes due to the Gothic Indemnified Parties by Chesapeake, such interest to be at a floating rate of interest equal to the prime rate published from time to time in The Wall Street Journal. The remedies provided by this paragraph 18 are in addition to, and not in lieu of, such other remedies as may be available under applicable laws. Claims for indemnification will be paid by Chesapeake within ten (10) days after notification thereof.

19. No Partnership. Neither this Agreement nor any other agreement between the Gothic Parties and Chesapeake creates, nor will it be construed as creating, a mining partnership, commercial partnership, partnership relationship or joint venture. The liability of the parties hereto will be several and not joint or collective. Each of the parties hereto elects under the Internal Revenue Code of 1986, as amended (the "Code"), to be excluded from the application of all of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code. Subject to the Gothic Parties' obligations under this Agreement to assign the Gothic Interests to Chesapeake, the parties may engage in or possess any interest in any other business venture of any nature or description, independently or with others, including, but not limited to, the acquisition ownership, financing, leasing, operation, or development of oil and gas interests. The Gothic Parties will not have any right to participate in any such venture or activity conducted or to be conducted by Chesapeake or the property, oil and gas interests, income or profits related thereto or derived therefrom.

20.  Miscellaneous. It is further agreed as follows:

     20.1 Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally to the party designated to receive such notice, or on the first business day following the date sent by overnight courier or telefacsimile, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other party:

           To Chesapeake:        Chesapeake Gothic Corp.
                                 6100 North Western Avenue
                                 Oklahoma City, Oklahoma 73118
                                 Attn: Aubrey K. McClendon
                                 Telephone (405) 848-8000
                                 Fax No. (405) 848-8588

           To Gothic Parties:    Gothic Energy Corporation
                                 5727 South Lewis, Suite 700
                                 Tulsa, Oklahoma  74105-7148
                                 Attn:  Michael K. Paulk
                                 Telephone (918) 749-5666
                                 Fax No. (918) 749-5882


     20.2 Entire Agreement. This Agreement, the Related Agreements and the instruments to be delivered pursuant to the foregoing constitute the entire agreement between Chesapeake and the Gothic Parties relating to the sale and development of the Gothic Interests and there are no agreements, understandings, warranties or representations between the Gothic Parties and Chesapeake except as set forth therein. Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The failure by any party to insist on strict performance of the obligations created by this Agreement will not be a waiver of any right to demand strict compliance with this Agreement at any later time.

     20.3 Binding Effect. This Agreement will inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto, including, without limitation, any party deemed to become an affiliate of the Gothic Parties either by merger or the acquisition of capital stock or equity interests.

     20.4 Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible to make such provision legal, valid and enforceable.

     20.5 Counterpart Execution. This Agreement may be executed in counterparts, each of which will be deemed an original document but all of which will constitute a single document. This Agreement will not be binding on or constitute evidence of a contract between the parties until such time as a counterpart of this Agreement has been executed by each party and a copy thereof delivered to the other parties to this Agreement.

     20.6 Survival. The covenants, representations and warranties of the parties herein contained will be effective on the Closing Date and will survive closing.

     20.7 Assignment. The rights and obligations of the Gothic Parties under this Agreement and the Gothic Parties interest in the Gothic Interests cannot be assigned in whole or in part without the prior written consent of Chesapeake.

     20.8 Governing Law. This Agreement is executed, delivered and intended to be performed in the State of Oklahoma, and the substantive laws of the State of Oklahoma will govern the validity, construction and enforcement of the Agreement.

     20.9 Construction. Nothing contained in this Agreement will be construed to constitute the parties as joint venturers or to constitute a partnership. The descriptive headings of the paragraphs of this Agreement are for convenience only and are not to be used in the construction of the content of this Agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the Joint Operating Agreement, this Agreement will control to the extent of such conflict.

     20.10 Memorandum of Agreement. For purposes of public notification, Chesapeake and the Gothic Parties will execute and file of record in each county where the Gothic Interests are located a Memorandum of Agreement in the form at Schedule "20.10" attached as a part hereof.

     20.11 Press Release. Each party will prepare and issue its own press releases relating to this Agreement, provided, however, each party will have the right to approve the other party's proposed press release.

           IN WITNESS WHEREOF, this Agreement has been executed by the parties on the dates hereafter indicated to be effective on the date first above written.

                                CHESAPEAKE GOTHIC CORP., an Oklahoma corporation


                                By
                                  ----------------------------------------------
                                Aubrey K. McClendon, President

                                Date Executed:
                                              ----------------------------------
                                ("Chesapeake")

                                GOTHIC ENERGY CORPORATION, an Oklahoma
                                corporation

                                By
                                  ----------------------------------------------
                                Michael K. Paulk, President

                                Date Executed:
                                              ----------------------------------
                                ("Gothic")

                                GOTHIC ENERGY OF TEXAS, INC., an Oklahoma corporation


                                By
                                  ----------------------------------------------
                                Michael K. Paulk, President

                                Date Executed:
                                              ----------------------------------
                                ("Gothic Texas)


                                GOTHIC PRODUCTION COMPANY, an Oklahoma
                                corporation


                                By
                                  ----------------------------------------------
                                Michael K. Paulk, President

                                Date Executed:
                                              ----------------------------------
                                ("Gothic Production")